United States

Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 21, 2024

Cadiz Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40579	77-0313235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 S. Hope Street, Suite 2850 Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 271-1600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CDZI	The NASDAQ Global Market
Depositary Shares (each representing a 1/1000th fractional interest in share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share)	CDZIP	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On October 23, 2024, Cadiz Inc. (“Cadiz”) issued a press release regarding the entry into the Lease Agreement (as defined below). A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 8.01 Other Events.

On October 21, 2024, Cadiz Real Estate LLC (the “Company”), a wholly-owned subsidiary of Cadiz, entered into a Renewable Energy System Site Lease and Easement Agreement (the “Lease Agreement”) with RIC Development, LLC (“RIC”), a wholly-owned subsidiary of global renewable energy company RIC Energy, for the development of a hydrogen production facility and renewable energy resources on up to 3,062 acres of property owned by the Company at the Cadiz Ranch in eastern San Bernardino County, California. Once constructed and operational, the off-grid green hydrogen production facility would utilize Cadiz water resources and a photovoltaic solar array to create industrial quantities of green hydrogen, up to 50 tons per day, for delivery to California’s hydrogen market. RIC will be responsible for permitting, constructing and operating the hydrogen project.

The Lease Agreement provides that RIC will initially lease access to the Cadiz property for a development term of up to three years, followed by a construction term of up to three years, as well as a 27-year operations term renewable in 5 year increments up to an additional 30 years. Under the terms of the Lease Agreement, RIC will pay an average annual rental payment of $35,000 per year during the development term. During the construction term and the operations term, RIC will pay an annual rental payment of $1,000 per acre subject to annual inflation adjustments.

Under the terms of the Lease Agreement, RIC will purchase up to 500 acre-feet of water per year from the Cadiz Water Project for its hydrogen development. The Company will receive $850 per AF/Y in 2024 dollars, subject to annual inflation adjustments, for producing water for the hydrogen facility, or approximately $11.5 million over 27 years. Annual payments for water supply under the Lease Agreement would begin when conditions precedent are met, construction is complete, and water deliveries begin.

In addition, once the facility is operational, the Company will be able to access hydrogen and solar energy from the facility to power its water supply and groundwater banking operations. The parties will also explore the use of onsite natural gas pipelines to store and transport hydrogen. Any terms of these ancillary activities must be negotiated in definitive agreements between the parties.

RIC may terminate the Lease Agreement during the development term with 15 days’ notice. The Company may terminate the Lease Agreement if RIC fails to fulfill its payment obligations and does not cure the default within the required time period, subject to certain protections.

The foregoing description of the Lease Agreement does not purport to be complete and is qualified in its entirety by the full text of such document which is filed as Exhibit 99.2 to this Current Report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated October 23, 2024.

99.2	Renewable Energy System Site Lease and Easement Agreement, dated October 21, 2024, between Cadiz Real Estate LLC and RIC Development, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements regarding Cadiz’s expectation that the RIC Energy hydrogen facility will be permitted, constructed and operated on the Cadiz property along with the expected related benefits.  Although Cadiz believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in Cadiz’s forward-looking statements include the risk that the development may not proceed as planned and the Lease Agreement could be terminated during the development term, and other factors and considerations detailed in Cadiz’s Securities and Exchange Commission filings including our annual report on Form 10-K for the year ended December 31, 2023.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADIZ INC.

By:	/s/ Stanley E. Speer
Stanley E. Speer
Chief Financial Officer

Date:  October 23, 2024

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